SCHEDULE 14A
SCHEDULE 14 INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[    ]    Preliminary Proxy Statement

[     ]    Definitive Proxy Statement

[    ]     Definitive Additional Materials

[ X ] Soliciting Material Pursuant to Section
  240.14a-11(c) or Section 240.14a-12

Name of Registrant as Specified in Its Charter:

The Cheesecake Factory Incorporated

Name of Person(s) Filing Proxy Statement:

Culinary Workers Union, Local 226

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
 Additional Proxy Soliciting Materials

  Culinary Workers Local 226
  1630 S. Commerce St.
  Las Vegas NV 89101

  For More Information
  (702) 387-7005


  Culinary Workers Local 226 Files Definitive Proxy Statement
  Seeking Reform of Stock Option Policies and Corporate
  Governance at The Cheesecake Factory (CAKE:Nasdaq)

  Las Vegas, NV   Today, Culinary Workers Union Local 226 has
  filed a definitive proxy statement with the Securities and Exchange Commission seeking reform of The Cheesecake Factory's stock option and corporate governance policies. The proposals will be voted on by shareholders at The Cheesecake Factory's May 13, 2003 annual meeting.

  "In our view Cheesecake Factory has awarded an excessive amount of stock options to managers at the company, leading to significant shareholder dilution," said Chris Bohner, Senior Research Analyst.for the Culinary Union.
  "Cheesecake shareholders are witnessing a material transfer of property from shareholders to management, and we believe it's time to for shareholders to stand up and put a stop to it, " Bohner said.

  From 1995 through 2002 more than 7.6 million stock options have been exercised by managers -- or over 15% of the
  outstanding shares in 2002.   There is the potential of an
  additional 17% of the company's shares being introduced into the market through the exercise of stock options, further diluting shareholders.

  "We feel Cheesecake Factory has been able to award such a large number of stock options because the company doesn't account for the cost of the options in the income statement, and because the company has avoided subjecting a large stock option plan to a shareholder vote," said Bohner.

  The Culinary Union is asking shareholders to vote for two stock option proposals recommending that the Company begin expensing stock options and subject all stock option plans to shareholder approval.

  In addition, the Culinary Union is urging shareholders to vote for four corporate governance proposals asking the company to institute annual elections for directors, separate the position of Chairman and CEO, subject the company's "poison pill" to a shareholder vote, and remove the Company's requirement that governance changes receive approval from at least 80% of all shares voted.

  "We believe the Cheesecake Factory board of directors has elected to insulate and entrench themselves behind an array of anti-takeover devices that restrict shareholder rights, " said Bohner. "It's time for this company to modernize its corporate governance profile. If the recent corporate scandals are any guide, good corporate governance is vital to protecting shareholder value," added Bohner.

  The Culinary Workers Union and affiliated benefit plans own approximately 30,000 shares of The Cheesecake Factory. The Culinary Union's parent organization, the Hotel Employees and Restaurant Employees International Union, is a member of the Council of Institutional Investors, a corporate governance organization representing over $1 trillion in assets.

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